Exhibit 99.1

Gladstone Investment Announces Increased Monthly Cash Distributions for October,

November, and December 2021, a Supplemental Distribution to Common Stockholders

and Second Fiscal Quarter Earnings Release and Conference Call Dates

MCLEAN, Va., October 12, 2021—Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) announced today that its board of directors declared the following monthly cash distributions to common stockholders, increasing monthly distributions from $0.07 to $0.075 per share, or approximately 7%. The Company also announced its plan to report earnings for its second fiscal quarter ended September 30, 2021.

The Company will also pay a supplemental distribution of $0.09 per share to holders of its common stock in December 2021. The board of directors will continue to evaluate the amount and timing of any additional, semi-annual or incremental, supplemental distributions in future periods.

Common Stock: $0.075 per share of common stock for each of October, November, and December 2021, and a supplemental distribution of $0.09 per share of common stock in December 2021, all payable per the table below.

Record Date	Payment Date	Cash Distribution
October 22	October 29	$0.075
November 19	November 30	$0.075
December 7	December 15	$0.09	*
December 23	December 31	$0.075

Total for the Quarter:		$0.315

*Denotes supplemental distribution to common stockholders

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

The Company also announced today that it plans to report earnings after the stock market closes on Tuesday, November 2, 2021, for its second fiscal quarter ended September 30, 2021. The Company will hold a conference call on Wednesday, November 3, 2021 at 8:30 a.m. EDT to discuss its earnings results. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available beginning one hour after the call and will be accessible through November 10, 2021. To hear the replay, please dial (877) 660-6853 and use playback conference number 13722592.

The live audio broadcast of the Company’s conference call will be available online at www.gladstoneinvestment.com. The event will also be archived and available for replay on the Company’s website.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control, and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.